Exhibit 5.2

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

July 30, 2021

SANOFI

54, rue La Boétie

75008 Paris, France

Re: Registration Statement on Form F-3 Filed by Sanofi

Ladies and Gentlemen:

We have acted as United States counsel for Sanofi, a French société anonyme (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of an indeterminate amount of debt securities of the Company (the “Debt Securities”), in one or more series, as contemplated by the Registration Statement on Form F-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Debt Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, upon receipt by the Company of such lawful consideration therefore as the conseil d’administration (board of directors) of the Company (and/or the directeur général (chief executive officer) of the Company or the directeur financier (chief financial officer) of the Company) may determine, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Debt Securities thereunder); (ii) a prospectus supplement describing each series of Debt Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the United States Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each series of Debt Securities will have been established in accordance with all requisite corporate action and

BUREAUX : AL-KHOBAR ● AMSTERDAM ● ATLANTA ● BOSTON ● BRISBANE ● BRUXELLES ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS

DETROIT ● DUBAÏ ● DÜSSELDORF ● FRANCFORT ● HONG KONG ● HOUSTON ● IRVINE ● LONDRES ● LOS ANGELES ● MADRID ● MELBOURNE

MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MOSCOU ● MUNICH ● NEW YORK ● PARIS ● PÉKIN ● PERTH ● PITTSBURGH ● RIYAD

SAN DIEGO ● SAN FRANCISCO ● SÃO PAULO ● SHANGHAÏ ● SILICON VALLEY ● SINGAPOUR ● SYDNEY ● TAÏPEI ● TOKYO ● WASHINGTON

July 30, 2021

applicable law, including laws of the French Republic; (iv) the Company will issue and deliver the Debt Securities in the manner contemplated by the Registration Statement; (v) the resolutions authorizing the Company to issue, offer and sell the Debt Securities have been or will have been adopted by the conseil d’administration (board of directors) of the Company and will be in full force and effect at all times at which the Debt Securities are offered and sold by the Company; (vi) all Debt Securities will be issued in compliance with applicable U.S. federal and state securities laws; and (vii) any Indenture (as defined below) will be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company.

With respect to any Debt Securities, we have further assumed that: (i) an indenture with respect to such Debt Securities will have been authorized, executed and delivered by the Company and the applicable trustee (the “Trustee”), in a form approved by us (the “Indenture”), and the Indenture will have been qualified under the Trust Indenture Act of 1939; (ii) such Debt Securities will have been issued pursuant to the Indenture; (iii) all terms of such Debt Securities not provided for in the Indenture will have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee; and (iv) such Debt Securities will be executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.

We have further assumed that: (i) the Company is and will be a société anonyme validly existing and in good standing under the laws of the French Republic; (ii) the choice of the laws of the State of New York to govern the Indenture and any choice of New York forum provisions included in the Indenture are valid choices under the laws of the French Republic; and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Debt Securities by the Company do not and will not violate or conflict with the laws of the French Republic or the terms and provisions of the Company’s by-laws (including any amendments thereto), or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Company or its properties.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of the French Republic.

July 30, 2021

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day